Exhibit 14.1

OPTi Inc.

CODE OF ETHICS

This Code of Ethics is promulgated by the Board of Directors under Section 406 of the Sarbanes Oxley Act of 2002 and the rules of the SEC promulgated thereunder and applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions for the Company (the “Principal Officers”). It contains standards reasonably necessary to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable governmental laws, rules and regulations.

Each Principal Officer must:

1. Act with honesty and integrity, ethically handling actual or apparent conflicts of interest in personal and professional relationships.

2. Produce, or cause to be produced, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

3. Comply with applicable governmental laws, rules and regulations.

4. Promptly report any violation of this Code of Ethics to the Chairman of the Audit Committee.

The Company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action, which in the sole judgment of the Company, is needed to prevent the conflict from continuing.

Each Principal Officer will be held accountable for his or her adherence to this Code of Ethics. The failure of a Principal Officer to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of his or her employment.

Any request by a Principal Officer for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Chairman of the Audit Committee.

The Board will have the sole and absolute discretionary authority to approve any waiver from this Code of Ethics. Any waiver for this Code of Ethics will be disclosed promptly on Form 8-K or any other means approved by applicable SEC rules or listing standards.